Exhibit 10.39
SUMMARY OF TERMS OF
SOLEXA, INC.
2005-2006 BONUS PLAN, AS AMENDED
I.       OBJECTIVES
A.	Focus the employees of Solexa, Inc., a Delaware corporation (“Solexa”) on a shared set of goals.

B.	Retain key staff and improve competitiveness in recruitment.
II.      ELIGIBILITY
A.	All employees of Solexa who perform at least 30 hours of service per week and all regular full-time employees of Solexa Limited, a subsidiary of Solexa registered in England and Wales, who are employed as of September 30, 2006 and through the applicable bonus payment date are eligible to participate in the 2005-2006 Bonus Plan, as amended (the “Plan”).
III.       CALCULATION OF TARGET BONUSES
A.	Eligible employees will be entitled to a target bonus based on the sum of such employee’s salary earned during a period of time to be set by either the Board of Directors of Solexa (the “Board") or the Compensation Committee of the Board (the “Compensation Committee") multiplied by the target percentage for each employee, also as determined by the Board or Compensation Committee.

B.	The degree to which target bonuses are earned will be determined based on the achievement of objectives relating to (i) the timing and amount of sales of Solexa’s Sequencing-by-Synthesis instrumentation systems and related services and (ii) year-end cash balance targets, in both cases as determined by either the Board or Compensation Committee.
IV.       OTHER PROVISIONS
A.	The payment of bonuses to director-level employees and above will be in the form of cash and fully-vested common stock under Solexa’s 2005 Equity Incentive Plan. Bonuses for all other employees will be payable in the form of cash except to the extent aggregate bonus payouts exceed certain targets, in which case the excess bonus payouts will be made in fully-vested common stock under Solexa’s 2005 Equity Incentive Plan.

B.	The Board or Compensation Committee shall have the discretion to adjust the targets and bonus payments light of changing circumstances and to amend or cancel the Plan at any time.